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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 26, 2024 (January 25, 2024)

Kirkland's, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	000-49885	62-1287151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5310 Maryland Way, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	615-872-4800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KIRK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2024, Kirkland’s, Inc. (the “Company”), entered into a Term Loan Credit Agreement (the “FILO Credit Agreement”), by and among the Company, which together with one of its subsidiaries, serves as a guarantor thereunder, the remaining of the Company’s subsidiaries as borrowers (the “Borrowers”), and Gordon Brothers Group (the “FILO Lender”), via an affiliate entity, 1903P Loan Agent, LLC, as administrative agent and lender. The FILO Credit Agreement provides for a $12 million “first-in, last-out” delayed-draw asset-based term loan (the “FILO Loan”). The indebtedness under the FILO Loan is subordinated in most respects to the Company’s existing $90 million revolving credit facility (the “Existing Credit Facility”) with Bank of America, N. A. Also on January 25, 2024, the Company entered into an amendment with Bank of America to its Existing Credit Facility to permit the FILO Loan.

The Company did not draw on the FILO Loan at closing. However, the Company is required to draw at least $5 million (“Tranche A Loan”) on or before April 1, 2024 (the “Delayed-Draw Deadline”). If the Company does not make an initial draw of the Tranche A Loan prior to the Delayed-Draw Deadline, the FILO Loan will terminate, and the Company will no longer be permitted to make draws of the FILO Loan in any amount. However, if the Company makes the initial draw of the Tranche A Loan on or before the Delayed-Draw Deadline, thereafter and through January 31, 2028 (the “FILO Draw Period Termination Date”), the Company will be permitted to make additional draws of the FILO Loan of up to $7 million, in increments of $1 million (the “Tranche B Loan”). The FILO Loan will mature on March 31, 2028, coterminous with the Company’s Existing Credit Facility. As of January 25, 2024, the Company had no borrowings under the FILO Credit Agreement and $32.0 million in borrowings under the Existing Credit Agreement with approximately $21.5 million available for borrowing under the combined borrowing base formula.

From closing until the applicable adjustment date, the interest rate of the FILO Loan will be one-month Term SOFR, plus a margin of 9.50%. Following the applicable adjustment date, the interest rate will increase to one-month Term SOFR, plus a margin of 11.50%. The adjustment date shall be on the first anniversary of the closing, unless the parties enter into a lease renegotiation services agreement with an affiliate of the FILO Lender within 90 days after closing, in which case the adjustment date will be on the second anniversary of the closing.

Borrowings under the FILO Credit Agreement are subject to certain customary conditions and contain customary events of default, including, without limitation, failure to make payments, a cross-default to certain other debt, breaches of covenants, breaches of representations and warranties, a change in control, certain monetary judgments and bankruptcy and ERISA events. Upon any such event of default, the principal amount of any unpaid loans and all other obligations under the FILO Credit Agreement may be declared immediately due and payable. The maximum availability under the FILO Credit Agreement is limited by a borrowing base which consists of a percentage of eligible inventory, eligible credit card receivables, and furniture, fixtures and equipment, less reserves.

The foregoing description of the FILO Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the FILO Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1

Term Loan Credit Agreement dated as of January 25, 2024, by and among Kirkland’s, Inc., the borrowers and guarantors named therein, 1903P Loan Agent, LLC, as administrative agent, and the lenders named therein.

10.2

First Amendment to Third Amended and Restated Credit Agreement dated as of January 25, 2024, by and among Kirkland’s, Inc., the borrowers and guarantors named therein, Bank of America, N.A., as administrative agent, and the lenders named therein.

99.1	Press Release dated January 26, 2024 announcing the Company's FILO Credit Agreement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland's, Inc.

January 26, 2024	By:	/s/ Carter R. Todd
Name: Carter R. Todd
Title: Vice President and General Counsel